Exhibit 99.1

Asensus Surgical, Inc. Reports Operating and Financial Results for the First Quarter 2022

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--May 4, 2022-- Asensus Surgical, Inc. (NYSE American: ASXC), a medical device company that is digitizing the interface between the surgeon and the patient to pioneer a new era of Performance-Guided Surgery™, today announced its operating and financial results for the first quarter 2022.

Recent Highlights

●	Over 650 procedures were performed globally during the quarter, representing growth of 31% over the prior year quarter
●	First quarter revenue of $1.1 million
●	The Company had cash, cash equivalents, short-term and long-term investments, excluding restricted cash, of approximately $118.5 million at March 31, 2022

“We are pleased with the continued double digit growth in Senhance utilization globally and the continued progress we have made toward the development of our technology portfolio, which was achieved in a challenging environment caused by COVID-19 outbreaks early in the quarter as well as the ongoing political instability in Eastern Europe. In particular, the rapidly growing case volume, in conjunction with the collection of surgical data, will provide procedure-specific surgical insights as we execute our vision for Performance-Guided Surgery,” said Anthony Fernando, Asensus Surgical President and CEO. “As we look to the balance of 2022, we are well positioned to accelerate the adoption of Senhance through our market development initiatives, and continue to expect to achieve a number of key commercial and regulatory milestones during the back half of the year.”

Upcoming 2022 Milestones

For the full year 2022, the Company expects to initiate 10 - 12 new Senhance® Surgical Systems.

During the second half of 2022, the Company expects to achieve the following commercial and regulatory milestones:

●	Full scale commercialization of articulating instruments globally
●	File a 510(k) for FDA clearance of Senhance for pediatric indication
●	Receive CE Mark for expanded machine vision capabilities for the Intelligent Surgical Unit™

Market Development

Procedure Volumes

In the first quarter, surgeons performed over 650 procedures utilizing the Senhance System, representing a 31% increase over the first quarter 2021. Compared to 2021, US-based procedure volumes increased 4%, EMEA increased 51%, and Asia increased 3%. These procedures included general surgery, gynecology, urology, bariatric, and colorectal surgical cases.

Clinical Validation

During the quarter, there were four peer-reviewed clinical papers published providing further support for the clinical utility of the Senhance System across a variety of surgical specialties.

Clinical Registry (TRUST)

The Company is leveraging its growing body of real-world clinical data through the utilization of its TRUST clinical registry. We believe TRUST is the largest robotic-assisted laparoscopic registry in the industry, with data from more than 1,700 patients enrolled as of the end of the first quarter 2022. The registry includes a variety of procedural specialties, including abdominal, thoracic, urologic, and gynecological procedures performed at select sites across Europe. The Company expects to continue to grow this body of clinical data to support its commercial strategy as well as help to facilitate an increasing number of high-quality clinical publications demonstrating the value of Senhance and Performance-Guided Surgery.

Portfolio Expansion

Performance-Guided Surgery (PGS)

As an organization, the Company’s goal is to revolutionize the way surgery is performed. The Company is helping to unlock clinical intelligence and capabilities to reduce surgical variability and the complications associated with it. PGS builds upon the foundation of Digital Laparoscopy by adding machine vision, augmented intelligence, and deep learning capabilities, and will be built upon the digital library of data collected from surgeries performed using Senhance. The insights gained from these cases will help deliver on the promise of consistently superior surgery regardless of a surgeon’s experience or skill level by guiding improved decision making, enriching collaboration, and enhancing predictability.

Expanded Global ISU Machine Vision Capabilities

The Company continues to seek to expand the utilization and applicability of the Intelligent Surgical Unit™ or ISU™ to a global market, with the decision to pursue a CE Mark approval for expanded machine vision capabilities in Europe, which we expect to receive in late 2022.

Articulating Instrument Clearance

The Company expects a full scale commercial launch of 5 mm Articulating Instruments in the second half of the year, which is currently in a pilot launch in the U.S. These instruments offer better access to difficult-to-reach areas of the anatomy by providing two additional degrees of freedom.

U.S. Pediatric Clearance

During the second half of 2022, the Company expects to submit its 510(k) application for pediatric clearance in the U.S. following strong early clinical utilization in Europe and increasing demand from U.S. surgeons. Senhance System’s unique combination of the 3mm instrumentation with 5mm camera scope combined with haptic feedback make it a unique robotic assisted laparoscopic solution for pediatric surgeries.

First Quarter Financial Results

For the three months ended March 31, 2022, the Company reported revenue of $1.1 million as compared to revenue of $2.1 million in the three months ended March 31, 2021. Revenue in the first quarter of 2022 included $0.4 million in lease revenue, $0.4 million in instruments and accessories, and $0.3 million in services.

For the three months ended March 31, 2022, total operating expenses were $18.2 million, as compared to $14.4 million, in the three months ended March 31, 2021.

For the three months ended March 31, 2022, net loss was $19.1 million, or $0.08 per share, as compared to a net loss of $17.3 million, or $0.08 per share, in the three months ended March 31, 2021.

Adjusted net loss is a non-GAAP financial measure. See the reconciliation of GAAP to Non-GAAP Measures below. For the three months ended March 31, 2022, the adjusted net loss was $16.6 million, or $0.07 per share, as compared to an adjusted net loss of $12.2 million, or $0.06 per share in the three months ended March 31, 2021, after adjusting for the following charges: amortization of intangible assets, change in fair value of contingent consideration, and change in fair value of warrant liabilities, all of which are non-cash charges.

Balance Sheet Updates

The Company had cash, cash equivalents, short-term and long-term investments, excluding restricted cash of approximately $118.5 million as of March 31, 2022.

Conference Call

Asensus Surgical, Inc. will host a conference call on Wednesday, May 4, 2022, at 4:30 PM ET to discuss its first quarter 2022 operating and financial results. To listen to the conference call on your telephone, please dial 1-877-407-9716 for domestic callers and 1-201-493-6779 for international callers, and reference conference ID 13728750 approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link https://ir.asensus.com/events-and-presentations. The replay will be available on the Company’s website.

About Asensus Surgical, Inc.

Asensus Surgical, Inc. is digitizing the interface between the surgeon and patient to pioneer a new era of Performance-Guided Surgery by unlocking clinical intelligence for surgeons to enable consistently superior outcomes and a new standard of surgery. This builds upon the foundation of Digital Laparoscopy with the Senhance Surgical System powered by the Intelligent Surgical Unit (ISU) to increase surgeon control and reduce surgical variability. With the addition of machine vision, augmented intelligence, and deep learning capabilities throughout the surgical experience, we intend to holistically address the current clinical, cognitive and economic shortcomings that drive surgical outcomes and value-based healthcare. Learn more about Performance-Guided Surgery and Digital Laparoscopy with the Senhance Surgical System here: www.senhance.com. Now available for sale in the US, EU, Japan, Russia, and select other countries. For a complete list of indications for use, visit: www.senhance.com/indications. For more information, visit www.asensus.com and follow us on LinkedIn.

Forward-Looking Statements

This press release includes statements relating to the Senhance System and our 2022 first quarter results. These statements and other statements regarding our future plans and goals constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether we will be able to continue to progress our strategic plan in 2022, including achieving our commercial and regulatory milestones during the back half of the year; whether we can continue to drive the global adoption of Senhance through our market development and portfolio expansion efforts while at the same time focusing on the ongoing development of the platform’s innovative digital capabilities to deliver on the promise of Performance-Guided Surgery; whether will initiate 10-12 new Senhance Surgical Systems placements in 2022; whether in the second half of 2022, we can achieve full scale commercialization of articulating instruments globally, file a 510(k) for FDA clearance of the Senhance Surgical System for pediatric indication and receive CE Mark for expanded machine vision capabilities for the ISU and whether we will be able to grow the body of clinical data within the TRUST registry. For a discussion of the risks and uncertainties associated with the Company’s business, please review our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Asensus Surgical, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Revenue:
Product	$347	$1,363
Service	308	379
Lease	411	341
Total revenue	1,066	2,083
Cost of revenue:
Product	375	1,675
Service	496	366
Lease	952	1,071
Total cost of revenue	1,823	3,112
Gross loss	(757)	(1,029)
Operating Expenses:
Research and development	6,428	4,215
Sales and marketing	3,719	3,053
General and administrative	5,533	3,992
Amortization of intangible assets	2,670	2,867
Change in fair value of contingent consideration	(154)	257
Total Operating Expenses	18,196	14,384
Operating Loss	(18,953)	(15,413)
Other Expense, net:
Change in fair value of warrant liabilities	—	(1,981)
Interest income	255	52
Interest expense	(200)	(7)
Other expense, net	(146)	(29)
Total Other Expense, net	(91)	(1,965)
Loss before income taxes	(19,044)	(17,378)
Income tax (expense) benefit	(84)	38
Net loss	(19,128)	(17,340)
Comprehensive loss:
Net loss	(19,128)	(17,340)
Foreign currency translation loss	(650)	(1,938)
Unrealized loss on available-for-sale investments	(552)	—
Comprehensive loss	$(20,330)	$(19,278)

Net loss per common share attributable to common stockholders – basic and diluted	$(0.08)	$(0.08)

Weighted average number of shares used in computing net loss per common share – basic and diluted	235,892	204,992

Asensus Surgical, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

(Unaudited)

	March 31,	December 31,
	2022	2021

Assets
Current Assets:
Cash and cash equivalents	$24,828	$18,129
Short-term investments, available-for-sale	78,913	80,262
Accounts receivable, net	530	749
Inventories	9,141	8,634
Prepaid expenses	3,026	3,255
Employee retention tax credit receivable	1,311	1,311
Other current assets	935	957
Total Current Assets	118,684	113,297
Restricted cash	1,176	1,154
Long-term investments, available-for-sale	14,727	37,435
Inventories, net of current portion	7,487	7,074
Property and equipment, net	10,427	10,971
Intellectual property, net	7,009	9,892
Net deferred tax assets	273	288
Operating lease right-of-use assets, net	5,096	5,348
Other long-term assets	1,681	1,014
Total Assets	$166,560	$186,473
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,521	$3,448
Accrued employee compensation and benefits	2,516	3,559
Accrued expenses and other current liabilities	1,479	1,617
Operating lease liabilities – current portion	604	683
Deferred revenue	533	543
Total Current Liabilities	8,653	9,850
Long Term Liabilities:
Contingent consideration	2,217	2,371
Noncurrent operating lease liabilities	4,865	5,006
Total Liabilities	15,735	17,227
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at March 31, 2022 and December 31, 2021; 236,415,239 and 235,218,552 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	236	235
Preferred stock, $0.01 par value, 25,000,000 shares authorized, no shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	956,557	954,649
Accumulated deficit	(804,502)	(785,374)
Accumulated other comprehensive income	(1,466)	(264)
Total Stockholders’ Equity	150,825	169,246
Total Liabilities and Stockholders’ Equity	$166,560	$186,473

Asensus Surgical, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Operating Activities:
Net loss	$(19,128)	$(17,340)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation	869	802
Amortization of intangible assets	2,670	2,867
Amortization of discounts and premiums on investments, net	215	—
Stock-based compensation	2,245	1,786
Deferred tax expense (benefit)	84	(38)
Bad debt expense	177	—
Change in inventory reserves	(180)	122
Change in fair value of warrant liabilities	—	1,981
Change in fair value of contingent consideration	(154)	257
Changes in operating assets and liabilities:
Accounts receivable	25	(1,608)
Inventories	(1,440)	(162)
Operating lease right-of-use assets	197	(3,071)
Prepaid expenses	201	295
Other current and long-term assets	(487)	2,755
Accounts payable	74	242
Accrued expenses	(1,150)	(2,312)
Deferred revenue	(1)	128
Operating lease liabilities	(160)	3,059
Net cash and cash equivalents used in operating activities	(15,943)	(10,237)
Investing Activities:
Purchase of available-for-sale investments	(5,967)	—
Proceeds from maturities of available-for-sale investments	29,258	—
Purchase of property and equipment	(246)	(395)
Net cash and cash equivalents provided by (used in) investing activities	23,045	(395)
Financing Activities:
Proceeds from issuance of common stock, net of issuance costs	—	129,322
Taxes paid related to net share settlement of vesting of restricted stock units	(348)	(214)
Proceeds from exercise of stock options and warrants	12	30,497
Net cash and cash equivalents (used in) provided by financing activities	(336)	159,605
Effect of exchange rate changes on cash and cash equivalents	(45)	(108)
Net increase in cash, cash equivalents and restricted cash	6,721	148,865
Cash, cash equivalents and restricted cash, beginning of period	19,283	17,529
Cash, cash equivalents and restricted cash, end of period	$26,004	$166,394

Supplemental Disclosure for Cash Flow Information:
Cash paid for leases	$300	$365
Cash paid for taxes	$29	$24

Supplemental Schedule of Non-cash Investing and Financing Activities:
Transfer of inventories to property and equipment	$160	$—
Acquisition of property and equipment in accounts payable	$—	$191
Reclass of warrant liability to common stock and additional paid-in-capital	$—	$2,236
Lease liabilities arising from obtaining right-of-use assets	$—	$3,427

Asensus Surgical, Inc.
Reconciliation of Non-GAAP Measures
Adjusted Net Loss and Net Loss per Share
(in thousands except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2022	2021

Net loss attributable to common stockholders (GAAP)	$(19,128)	$(17,340)

Adjustments
Amortization of intangible assets	2,670	2,867
Change in fair value of contingent consideration	(154)	257
Change in fair value of warrant liabilities	—	1,981
Adjusted net loss attributable to common stockholders (Non-GAAP)	$(16,612)	$(12,235)

	Three Months Ended
	March 31,
	2022	2021

Net loss per share attributable to common stockholders (GAAP)	$(0.08)	$(0.08)

Adjustments
Amortization of intangible assets	0.01	0.01
Change in fair value of contingent consideration	—	—
Change in fair value of warrant liabilities	—	0.01
Adjusted net loss per share attributable to common stockholders (Non-GAAP)	$(0.07)	$(0.06)

The non-GAAP financial measures for the three months ended March 31, 2022 and 2021, provide management with additional insight into the Company’s results of operations from period to period without non-recurring and non-cash charges, and are calculated using the following adjustments:

a)   Intangible assets that are amortized consist of developed technology and purchased patent rights recorded at cost and amortized over 5 to 10 years.

b)   Contingent consideration in connection with the acquisition of the Senhance System in 2015 is recorded as a liability and is the estimate of the fair value of potential milestone payments related to business acquisitions. Contingent consideration is measured at fair value using a Monte-Carlo simulation utilizing significant unobservable inputs including the probability of achieving each of the potential milestones, revenue volatility, EURO to USD exchange rate, and an estimated discount rate associated with the risks of the expected cash flows attributable to the various milestones. Significant increases or decreases in any of the probabilities of success or changes in expected timelines for achievement of any of these milestones would result in a significantly higher or lower fair value of these milestones, respectively, and commensurate changes to the associated liability. The contingent consideration is revalued at each reporting period and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

c)   The Company’s Series B Warrants are measured at fair value using a simulation model which takes into account, as of the valuation date, factors including the current exercise price, the expected life of the warrant, the current price of the underlying stock, its expected volatility, holding cost and the risk-free interest rate for the term of the warrant. The warrant liability is revalued at each reporting period or upon exercise and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

INVESTOR CONTACT:

Mark Klausner or Mike Vallie, 443-213-0499

invest@asensus.com

MEDIA CONTACT:

Lauren Stredler, 847-271-6891

CG Life

lstredler@cglife.com